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Exhibit 99.2

CROSS REFERENCE SHEET

Information Relating to Provincial Debt	Location in 2010/11 Public Accounts
CONTINGENT LIABILITIES
Litigation	p. 72 (25)	(b)
Other Contingent Liabilities	p. 72 (25)	(b)
Environmental Clean-up	p. 72 (25)	(b)
Aboriginal Land Claims	p. 73 (25)	(b)
Crown Corporations	p. 73 (25)	(b)
CONTRACTUAL OBLIGATIONS	p. 74 (25)	(c)

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  Exhibit 99.2
CROSS REFERENCE SHEET